EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
CopyTele, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-105012, 333-120333, 333-132544, 333-146261, 333-156836, 333-168223, 333-175392, and 333-184410) on Form S-8 of CopyTele, Inc. of our report dated January 29, 2013, with respect to the consolidated balance sheets of CopyTele, Inc. as of October 31, 2012 and 2011, and the related consolidated statements of operations, stockholders’ equity (deficiency), and cash flows for each of the years then ended, which report appears in the October 31, 2012 annual report on Form 10-K of CopyTele, Inc.

Our report dated January 29, 2013 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, has negative working capital, and has a shareholders’ deficiency, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

(signed) KPMG LLP

Melville, New York
January 29, 2013